Exhibit 99.16(b)

MUTUAL OF AMERICA SECURITIES CORPORATION
PRINCIPAL UNDERWRITER

CODE OF ETHICS

Revised March 1, 2007

1.                          General Principles

Mutual of America Securities Corporation (“Corporation” or “Underwriter”) recognizes its responsibility to be familiar with and to ensure its compliance with the provisions of the Investment Company Act of 1940 (“1940 Act”), the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission promulgated under these Acts.  The Corporation recognizes that its officers, directors and employees should at all times act with fidelity to the interests of clients, including Investment Company Clients for which the Corporation serves as principal underwriter, and in conformity with just and equitable principles.

Certain fundamental principles govern the personal investment activities of the Corporation’s personnel, namely:  (1) the duty at all times to place the interests of clients first; and (2) the requirement that all personal securities transactions be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility.

This Code of Ethics establishes rules of conduct that govern personal investment activities of the Corporation’s officers, directors and employees and gives effect to the prohibitions on fraudulent and manipulative practices set forth in Rule 17j-1 under the 1940 Act.  The Code does not attempt to identify all possible conflicts of interest, and literal compliance with the Code will not shield access persons from liability for personal trading or other conduct that violates a fiduciary duty owed to an Investment Company Client.

2.                          Definitions

(a)                      Access person

Any director or officer of the Underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of securities by or for an Investment Company Client, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to an Investment Company Client regarding the purchase or sale of securities.

(b)                     Beneficial Ownership

This shall have the meaning provided in Section 16 of the Securities Exchange Act of 1934 and shall include ownership by immediate family members who reside in the same household, such as a spouse and dependent children.

(c)                      Equivalent Security

A security that has a substantial economic relationship to another security, including with respect to an equity security any convertible security, option or warrant relating to that security, and with respect to a fixed income security any security having the same issuer, maturity, coupon and rating.

(d)                     Investment Company Client

A company registered as such under the Investment Company Act of 1940 (Mutual of America Institutional Funds) and for which the Underwriter is the principal underwriter.

(e)                      Underwriter

Mutual of America Securities Corporation.

3.                          Restriction on Personal Investing Activities

(a)                      Black-out periods

No Access Person, in anticipation of an Investment Company Client’s transaction, shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership on any day during which the Investment Company Client, executes a purchase or sale transaction or has a pending “buy” or “sell” order in the same or an Equivalent Security.  If an Investment Company Client’s order is pending, this prohibition shall continue until such order on behalf of the Investment Company Client is executed or withdrawn.  This prohibition shall not apply to an Independent Director, unless the Independent Director has actual knowledge of any pending trade or recommendation.

(b)                     Index funds and Rebalancing

For the purposes of the blackout restrictions contained in Sections 3(a) above, a transaction that has been pre-cleared in accordance with the provisions set forth in Section 5 below, will not violate this Code and no investigation under subsection 3(c) below need be conducted, if the only trading in that security by the Investment Company Client during the blackout period involves an index fund or a portfolio-wide rebalancing or reallocation.

(c)                      Investigation of Access Persons Personal Securities Transactions

Except as provided in subsection 3(b) above, in the event that an Access Person executes a trade which has been pre-cleared pursuant to Section 5, and a transaction is effected by or on behalf of an Investment Company Client in the same or Equivalent Security within the blackout period, the CCO shall promptly investigate to determine if the Access Person had, or reasonably could have had, actual knowledge of the Investment Company Client’s trade or of the intent to execute the trade at the time he or she executed the pre-cleared trade.  The CCO’s investigation will include an interview of the President of the Investment Company Client and/or the Chief Operating Officer of the Investment Company Client’s Adviser, the person or persons involved in recommending and authorizing the Investment Company Client’s transaction that took place within the blackout period, the Access Person who engaged in the transaction, and any other investigation deemed reasonably appropriate by the CCO.  In interviewing the Access Person involved in the transaction, the CCO must obtain a written statement from such person as to that person’s actual knowledge of the Investment Company Client’s transaction or any intent to execute the transaction at the time of the pre-cleared trade.

If the CCO’s investigation determines that the Access Person had no knowledge of the Investment Company Client’s transaction in the same or Equivalent Security at the time the Access Person executed the pre-cleared trade, then there is no violation of the blackout period and no violation of this Code.  If the result of the investigation shows that there was such knowledge on the part of the Access Person, then sanctions shall be imposed as set forth in Section 11(c) of this Code.

(d)                     Transactions involving Large Cap Securities

Trades by Access Persons in securities contained in the Standard and Poor’s 500 Index as of the date of the pre-clearance under Section 5, below, are not subject to the same day and seven day blackout restrictions contained in Sections 3(a)(i) and 3(a)(ii) above.

(e)                      Conditional Orders

An Access Person who seeks to place a conditional order, i.e., a limit order, stop order, stop limit order, or good-til-cancelled order to purchase or sell a security must preclear such transaction in accordance with the Code.  In the case of a conditional order, the Access Person as part of the pre-clearance process, must identify the condition(s) that will trigger the transaction, i.e., the price limit and how long that conditional order will be effective.  If pre-clearance is granted, it shall be effective for the term of the conditional order.  If the Access Person cancels the conditional order, the Access Person must immediately notify the President and CCO, or the CCO’s designee, and the pre-clearance that has been granted immediately terminates.  When the order condition is satisfied and the order is executed, the Access Person must notify the President and the CCO, or the CCO’s designee, within two working days after receiving notice that the order was executed.  A pre-clearance issued for a conditional order expires when the conditional order is executed and additional transactions require a new pre-clearance. conditional orders that have been pre-cleared will not be subject to the blackout restrictions contained in
Sections 3(a), above.

(f)                        IPOs

Access Persons may purchase securities in an initial public offering (IPO) only after obtaining written pre-clearance pursuant to Section 5.

(g)                     Private Placements

No Access Person shall purchase any security in a private placement (a sale exempt from the registration requirements of the Securities Act of 1933) without first obtaining written pre-clearance pursuant to Section 5.

4.                          Purchases and Sales Not Subject to Personal Investing Restrictions

Purchases and sales of the following securities are not subject to the provisions of Section 3 or Section 5 of this Code:

(a)                      purchases or sales effected in any account over which an access person has no direct or indirect influence or control, which shall include any account of the access person that is managed on a discretionary basis by a person other than the access person and with respect to which the access person does not in fact influence or control transactions;

(b)                     purchases or sales of securities which are not eligible for purchase or sale by any Investment Company Client;

(c)                      purchases or sales of securities which are direct obligations of the United States Government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements) and shares of registered open-end investment companies (“mutual funds” including “Exchange Traded Funds” that are registered as open end investment companies but not those registered as unit investment trusts) provided that that holdings or transactions in mutual funds (aside from money market funds) or unit investment trusts that are advised by the Corporation or its affiliates, or for which the Corporation or its affiliates serve as principal underwriter must be reported;

(d)                     purchases or sales of securities that are non-volitional on the part of the access person;

(e)                      purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

(f)                        purchases or sales in index options effected on a broad-based index if the access person has no prior knowledge of activity in such index by an Investment Company Client; and

(g)                     purchases which are part of an automatic investment plan in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An automatic investment plan includes dividend reinvestment plans.

5.         Pre-Clearance of Securities Transactions

(a)                      Submission of pre-clearance request

Access Persons must pre-clear their personal securities transactions, other than purchases or sales identified in Section 4 of this Code, by obtaining prior written clearance from the President of Mutual of America Capital Management Corporation or the President’s designee, for each proposed securities transaction and immediately furnish such written pre-clearance approval to the CCO, or the CCO’s designee.

(b)                     Expiration of pre-clearance

Except as provided with respect to Conditional orders in Section 3(e), above, written pre-clearance for specific transactions expire at the end of the second business day after the date the pre-clearance is issued.  For example, if a pre-clearance is signed on a Monday, it expires at the close of business on Wednesday.  If a transaction is not effected within 2 business days from and after the date written pre-clearance is granted, the Access Person must resubmit a request for pre-clearance and receive approval in writing prior to effecting the subject transaction. A copy of each pre-clearance shall be provided promptly to the Fund’s CCO or the CCO’s designee.

(c)                      Pre-clearance of private placements and IPOs

Pre-clearance of a private placement transaction or initial public offering will be granted only when a Client’s interests are not disadvantaged and such opportunity is not being offered to an individual by virtue of his or her position with the Adviser.  If given, the pre-clearance shall state the rationale supporting the acquisition of securities in an IPO or private placement.

6.                          Other Restricted Activities

(a)                      Gifts and Business Entertainment

Employees are prohibited from directly or indirectly soliciting any gift or thing of value and from accepting or making any cash payments or offers of cash payments to any person on account of the Corporation’s business.  Employees may not accept non-cash gifts or things of value totaling more than $100.00 in any calendar year from any one source where such non-cash gift(s) are in relation to an entity’s business with the Corporation, Mutual of America Capital Management, Mutual of America Life Insurance Company (“Mutual of America”) and its subsidiaries and affiliates.  Employees may not give to any person or entity employing such person non-cash gifts or things of value aggregating in excess of $100 per year where such payment is in relation to the business of the recipient’s employer with Capital Management, Mutual of America and its subsidiaries and affiliates.  Any such gifts by employees must have prior approval by the President of the Adviser.  For purposes of these procedures, a gift or thing of value does not include modest items of food and refreshments, such as soft drinks, coffee and donuts, offered other than as part of a meal or business entertainment or items with little intrinsic value, such as greeting cards, plaques, certificates, and trophies, which are intended solely for presentation.

Employees may accept or provide business entertainment.  Business entertainment includes any social event, hospitality event, charitable event, sporting event, entertainment event, meal, leisure activity or event of like nature or purpose, as well as any transportation and/or lodging accompanying or related to such activity or event, including such business entertainment offered in connection with an educational event or business conference, in which the employee accompanies and participates with the giver or recipient irrespective of whether any business is conducted during, or is considered attendant to, such event.  However, business entertainment shall not be so frequent or so expensive as to raise any question of propriety and it can not be preconditioned on the achievement of any sales target.

No employee may accept or provide any gift or business entertainment if doing so would be in violation of any law or regulation or would expose either the giver or recipient or their respective employers to any civil liability to any governmental authority or agency.  Additionally, and in accordance with Mutual of America’s “Conflict of Interest Policy,” all employees should avoid accepting or giving gifts or favors that might appear to be given or accepted for the purpose of influencing the employee in performing his or her duties.

Employees who give or receive gifts must report any such gifts in writing within 30 days of the end of each quarter on forms provided by the CCO.

This subsection does not apply to gifts or business entertainment occurring between and among the Corporation, its employees and Mutual of America, its subsidiaries and affiliates or their officers or employees.

(b)                     Service as a director

No Access Person shall serve on the board of directors of a publicly traded company without obtaining prior written clearance from the Chairman, President and Chief Executive Officer or the Executive Vice President and Chief Financial Officer when the President is seeking approval.

(c)                      Recommendations when interested

No Access Person shall recommend or authorize any securities transaction, including a private placement, to an Investment Company Client without disclosing any direct or indirect interest he or she (including immediate family members) has in the transaction, securities or the issuer, including any compensation, ownership position held with the issuer or its affiliates, or any present or proposed business relationship between the issuer (or its affiliates) and the Access Person or a party related to the Access Person.  Following a disclosure of a direct or indirect interest pursuant to this subsection, the President of the Corporation, in consultation with the CCO and, as necessary, the Law Department, shall determine if the Access Person making the disclosure should be allowed to participate in the transaction.

7.                          Reporting

(a)                      Initial and annual holdings reports

Each Access Person shall disclose all securities, including holdings in mutual funds (aside from money market funds) or unit investment trusts that are advised by the Corporation or its affiliates, or for which the Corporation or its affiliates serve as principal underwriter, in which the access person has direct or indirect beneficial ownership, except securities described under Section 4(a) and 4(c) of this Code, within 10 days of becoming an access person and within 30 days of the end of each calendar year by submitting a report to the Chief Compliance Officer in the form required by him or her (“holdings report”).  Each holdings report shall state the title, number of shares and principal amount of the security involved, the name of any broker, dealer or bank with whom an account is maintained and shall reflect the date submitted and shall be current as of 45 days or less prior to the date the person becomes an access person or files the report, as the case may be.

(b)                     Quarterly transaction reports

Each Access Person shall report to the Underwriter every transaction in a security, including transactions in mutual funds (aside from money market funds) or unit investment trusts that are advised by the Corporation or its affiliates, or for which the Corporation or its affiliates serve as principal underwriter, in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, except purchases and sales of securities listed in Section 4(a), (c) and (g) of this Code, whether or not a transaction covered by this Code takes place.  A quarterly report is due within 30 days after the end of each calendar quarter, and each report must indicate the date it is submitted by the access person.

(i)        Each quarterly report shall state the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security; the date and nature of the transaction (i.e., purchase, sale or other acquisition or disposition);

the price at which it was effected; the name of the broker, dealer or bank with or through whom the transaction was effected; and the name of the broker, dealer or bank with whom any account has been established and the date thereof.

(ii)                      A quarterly report also may contain a statement declaring that the reporting or recording of any such transaction shall not be construed as an admission that the access person making the report has any direct or indirect beneficial ownership in the security(ies) reported.

(c)                      Brokerage statements

All Access Persons, other than independent directors, shall direct their brokers to supply to the Underwriter’s Chief Compliance Officer, on a timely basis, duplicate copies of confirmations of all personal security transactions and copies of periodic statements for all accounts.

(d)                     Duplicate reporting—exceptions for quarterly reporting

Notwithstanding (b) above, an Access Person need not make a quarterly transaction report if the report would duplicate information contained in broker trade confirmations or account statements received by the Underwriter with respect to the access person for the period covered when all of the information required under (b) above is contained in the broker trade confirmations or account statements.  No report is required to the extent that it duplicates information required under Rule 204(2)a-13 of the Investment Adviser’s Act of 1940 and the Adviser’s Code of Ethics to be furnished to the Adviser of Funds for which the Corporation serves as principal underwriter, or under Rule 17j-1 or the Funds’ Codes of Ethics, by the access person.

8.                          Review of Reports

Reports required to be made pursuant to Section 7 of this Code shall be provided to the Underwriter’s Chief Compliance Officer (or his or her designee).  The reports shall be reviewed by the Chief Compliance Officer or such other person as the Chief Executive Officer of the Underwriter designates.

9.                          Standard of Conduct

All Access Persons of the Underwriter are required to treat the interests of the Underwriter’s Investment Company Clients as paramount. This means that all actions of the Access Persons must be governed by the overriding principle that every action and decision must be made so as to further the interests of the Underwriter’s Investment Company Clients and to safeguard nonpublic information about the Clients and their accounts, securities, policies, instructions and interests. No one among the Underwriter’s employees and Access Persons is permitted to utilize information or knowledge obtained in the course of performing duties as an employee or Access

Person of the Underwriter for personal gain or advantage, including gain or advantage of a family member or other person included in the definition of “Beneficial Ownership”, above.

10.                   Certificate of Compliance

Each Access Person must certify within 30 days of each year end that he or she has: (a) read the Code which is currently in force and understood it; (b) complied with the Code’s requirements during the past year; (c) disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code; and (d) reported all violations of the Code and Federal securities laws to the Chief Compliance Officer.

11.                   Administration

(a)                      Identification/Designation of Access Persons

The CCO, in consultation with the Chairman, Chief Executive Officer and President of the Underwriter and, as may be necessary, the Law Department, shall designate those employees of the Underwriter who are Access Persons as defined in Section 2(a) of this Code.  In making such designations, the CCO shall consider the individual’s job functions and responsibilities for the Underwriter; the individual’s access to portfolio trading systems or other portfolio related information; and the individual’s overall access to non-public information involving the investment decisions made or being considered by the Investment Company Clients or their Investment Company Advisers. The CCO shall make this determination for all new employees of the Underwriter when they begin their employment and for any employee whose responsibilities are changed.  The CCO shall maintain a listing of all Access Persons in the Compliance files and shall periodically, but not less than annually, review the accuracy and completeness of all Access Person designations with the Chairman, Chief Executive Officer and President of the Underwriter.

(b)                     (i)        Reports of violations of the Code

Access Persons are required to immediately report violations of this Code of Ethics, Federal Securities Laws and regulations as well as other applicable federal and state laws and regulations to the CCO in person, by e-mail, by telephone or in writing.  In the event that the CCO is not available to receive such notification the report should be made to the General Counsel.

(ii)       Violations and sanctions

Upon determining that there has been a violation of this Code, the Chairman, Chief Executive Officer and President of the Underwriter, after considering the recommendation of and with the concurrence of the CCO and, as may be necessary, after consulting with the Law Department, Human Resources or other appropriate

Departments, may impose such sanctions as he or she deems appropriate, including, among other things, disgorgement of profits to the Underwriter or a charity, a letter of censure, or suspension or termination of the violator’s employment or position.  Transactions made in violation of paragraph 3(a) of the Code shall be reversed and any resulting net profit, from the date of the trade that constitutes the violation to the date within the blackout period when the Client first took a position or added to a position in the same security, must be disgorged and, as directed by the Chairman, Chief Executive Officer and President of the Underwriter, with the concurrence of the CCO, donated to a bona fide charity qualified under the Internal Revenue Code Section 501(c)(3).  For purposes of this Code, any transaction for the purposes of reversing a transaction in violation of paragraphs 3(a) of the Code shall be considered non-volitional under this Code and not subject to the Code’s pre-clearance and blackout requirements.  If reversing the transaction is not possible, then the Chairman, Chief Executive Officer and President of the Underwriter, with the concurrence of the CCO, shall determine an equitable method of handling the violation, including hypothetically reversing the transaction and calculating any financial benefit received by the Access Person, e.g., loss avoided that results from the inability to reverse the transaction and directing the disgorgement of an amount equal to such financial benefit

(iii)                  No harassment

In the event that an Access Person or other employee reports a violation of this Code of Ethics by another, any attempt at retaliation, harassment, threats or other improper behavior by the person reported against the person who made the report or that person’s family shall result in strict disciplinary measures, up to and including immediate dismissal from employment.

(c)                      Reports to Boards of Directors of Investment Company Clients

At least annually, the Adviser’s CCO will furnish a written report to the Board of Directors of each Investment Company Client, (i) certifying that procedures reasonably necessary to prevent Access Persons from violating this Code have been adopted, and (ii) disclosing any significant conflicts of interests by Access Persons even if no violation of the Code has occurred, for example from directorships or stock ownership in companies whose securities are held by an Investment Company Client.

(d)                     Permissible exceptions

The CCO, with the concurrence of the General Counsel and the Chairman, Chief Executive Officer and President of the Underwriter may allow an exception to a requirement of this Code to accommodate a rare or unusual situation or circumstance that was not contemplated by the Code provided that it does not result in any action or transaction that is contrary to the interests of the Underwriter’s Investment Company Clients, misuse of nonpublic information, or otherwise violate the Underwriter’s duties to its Investment

Company Clients.  Considerations for a request for an exception should include, among other things, whether the strict adherence to the Code requirement in the situation will cause unusual hardship to the employee seeking the exception and whether strict adherence to the Code requirements in the particular situation will result in formalistic, purely procedural, or repetitious paperwork that serves no substantive purpose in protecting the interests of the Underwriter’s Investment Company Clients.  Any such exceptions must be fully documented and explain the basis for the granting the exception.  Further, the CCO shall provide a report to the Board of Directors at the next quarterly meeting of the Board following the granting of any exception.

(e)       Acknowledgment of receipt of Code

Each person receiving a copy of this Code of Ethics must acknowledge receipt, in writing on the form supplied by the CCO, and must promptly return the signed form to the CCO.

12.      Effective Date

This Code has been approved by the Chairman, Chief Executive Officer and President of the Corporation, as authorized by the Board of Directors of Mutual of America Securities Corporation, and, as required by SEC rules, by the Board of Directors of Mutual of America Institutional Funds. The revised Code shall be effective beginning March 1, 2007 and, upon becoming effective, this Code will supersede in their entirety all previous Codes of Ethics and any revisions thereto of Mutual of America Securities Corporation.